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                                                                     EXHIBIT 8.2

                          [VINSON & ELKINS LETTERHEAD]

                                  May 12, 1997

Production Operators Corp
11302 Tanner Road
Houston, Texas 77041

Gentlemen:

     You have requested our opinion with respect to certain federal income tax consequences under the Internal Revenue Code of 1986, as amended (the "Code") of the proposed merger of a newly-formed Delaware corporation ("Sub") wholly-owned by Camco International, Inc., a Delaware Corporation ("Parent") with and into Production Operators Corp, a Delaware corporation (the "Company") as hereinafter described (the "Merger"). Our opinion is based upon the Agreement and Plan of Merger dated February 27, 1997 by and among the Company, Parent, and Sub (the "Merger Agreement").(1) In addition, our opinion assumes that prior to the Closing, officers of Parent and the Company shall have provided Certificates substantially in the form attached hereto setting forth representations as to certain facts and circumstances regarding Parent, Company, Sub and the Merger. Our opinion is based upon the accuracy at the Effective Time of the representations set forth in those certificates. Our opinion also assumes that the Merger will be undertaken to achieve real and substantial non-tax business objectives of Parent and the Company, that the Merger will be effectuated strictly in accordance with the Merger Agreement and that there are no other relevant agreements, arrangements or understandings among Parent, Company, Sub or the stockholders of Parent or the Company other than those described or referenced in the Merger Agreement.

                                   THE MERGER

     The Merger Agreement provides for the merger of Sub with and into the Company in accordance with the Delaware General Corporation Law. As a result of the Merger, the separate existence of Sub shall cease and the Company, as the Surviving Corporation in the Merger, shall be a wholly-owned subsidiary of Parent, shall continue its corporate existence under the laws of the State of Delaware, and shall succeed to all of the properties, rights, debts and liabilities of the Company and Sub.

     At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held in the Company's treasury or by any of the Company's subsidiaries and shares held by Parent, Sub or any other subsidiary of Parent, which shares shall be canceled) shall, by virtue of the Merger and without any action on the part of Sub, the Company or the holder thereof, be converted into and shall become 1.3 shares of a fully paid and nonassessable Parent Common Stock.

     No fractional shares of Parent Common Stock shall be issued in the Merger, but in lieu thereof, each holder of shares of Company Common Stock otherwise entitled to a fraction of a share of Parent Common Stock shall be entitled to receive an amount of cash (without interest) determined by multiplying the closing price for Parent Common Stock as reported on the New York Stock Exchange Composite Transactions for the first trading day immediately preceding the Effective Time of the Merger by the fractional share interest to which such holder would otherwise be entitled. Alternatively, the Parent may elect to have the Exchange Agent aggregate all fractional shares and sell such shares into the public market and distribute the proceeds of such sale in lieu of fractional shares.

---------------

(1) Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.
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Production Operators Corp
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May 12, 1997

     Holders of shares of Company Common Stock and holders of shares of Parent Common Stock are not entitled to dissenters' appraisal rights.

     At the Effective Time, each outstanding share of common stock of Sub shall be converted into one share of common stock of the Surviving Corporation.

                            STATEMENT OF AUTHORITIES

     Section 368(a)(1)(A) of the Code defines a "reorganization" to include a statutory merger or consolidation. Section 368(a)(2)(E) provides that a transaction otherwise qualifying under section 368(a)(1)(A) shall not be disqualified by reason of the fact that stock of a corporation (referred to as the "controlling corporation") which before the merger was in control of the merged corporation is used in the transaction, if (i) after the transaction, the corporation surviving the merger holds substantially all of its properties and of the properties of the merged corporation (other than stock of the controlling corporation distributed in the transaction), and (ii) in the transaction, former shareholders of the surviving corporation exchanged, for an amount of voting stock of the controlling corporation, an amount of stock in the surviving corporation which constitutes control of such corporation.

     Section 368(b) of the Code provides that the term "a party to a reorganization" includes both corporations, in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another, and that in the case of a reorganization qualifying under section 368(a)(1)(A) by reason of section 368(a)(2)(E), also includes the controlling corporation referred to in section 368(a)(2)(E). Section 368(c) provides that the term "control" means the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation.

     Section 368(a)(2)(F) of the Code provides generally that if two or more parties to a transaction described in section 368(a)(1) were investment companies (as defined in section 368(a)(2)(F)(iii) and (iv)) immediately before the transaction, then the transaction shall not be considered to be a reorganization with respect to any such investment company (and its shareholders). Section 368(a)(3) provides additional rules with respect to the reorganization of a corporation in a title 11 or similar case.

     Section 354(a)(1) of the Code provides that no gain or loss shall be recognized if stock or securities in a corporation a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation a party to the reorganization.

     Treas. Reg. sec. 1.368-1(b) provides that requisite to a reorganization under the Code are a continuity of the business enterprise under the modified corporate form and a continuity of interest therein on the part of those persons who, directly or indirectly, were the owners of the enterprise prior to the reorganization.

     Treas. Reg. sec. 1.368-1(d) provides that the continuity of business enterprise requirement is satisfied if the acquiring corporation either (i) continues the historic business of the acquired corporation or (ii) uses a significant portion of the acquired corporation's historic business assets in a business.
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Production Operators Corp
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May 12, 1997

     In Revenue Procedure 77-37, 1977-2 C.B. 568, the Internal Revenue Service published operating rules used in considering requests for rulings involving corporate reorganizations. Section 3.02 of Revenue Procedure 77-37 provides that the "continuity of interest" requirement of Treas. Reg. sec. 1.368-1(b) is satisfied if there is continuing interest through stock ownership in the acquiring corporation (or a corporation in control thereof) on the part of the former shareholders of the acquired corporation which is equal in value, as of the effective date of the reorganization, to at least 50 percent of the value of all of the formerly outstanding stock of the acquired corporation as of the same date. Sales, redemptions, and other dispositions of stock occurring prior or subsequent to the reorganization will be considered in determining whether there is a 50 percent continuing interest through stock ownership as of the effective date of the reorganization. Revenue Procedure 77-37, by its terms, does not define, as a matter of law, the lower limits of continuity of interest. See, e.g., John A. Nelson Co. v. Helvering, 296 U.S. 374 (1935); Helvering v. Minnesota Tea Co., 296 U.S. 378 (1935); Miller v. Commissioner, 84 F.2d 415 (6th Cir. 1936); and United States v. Adkins-Phelps, Inc., 400 F.2d 737 (8th Cir.
1968).

     In Revenue Procedure 86-42, 1986-2 C.B. 722, the Internal Revenue Service set forth standard representations to be submitted as a prerequisite to the issuance of rulings on the tax consequences of a reorganization described in section 368(a)(1)(A) and section 368(a)(2)(E) of the Code, which to the extent relevant are substantially the same as the representations set forth in the Parent and Company Officer's Certificates. In Revenue Procedure 90-56, 1990-2, C.B. 639, the Internal Revenue Service stated that it will no longer issue advance rulings on whether a transaction constitutes a corporate reorganization within the meaning of section 368(a)(1)(A) of the Code, but did not revoke Revenue Procedure 86-42.

                                  CONCLUSIONS

     Based upon the facts as summarized above and the representations set forth in the Officer's Certificates of the Company and the Parent and the authorities and ruling policies of the Internal Revenue Service discussed above as applied to those facts and representations, and conditioned upon our understanding that the transactions contemplated by the Merger Agreement will be carried out strictly in accordance with the terms of the Merger Agreement, it is our opinion that:

          (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code:

          (ii) each of Parent, Sub and the Company will be a party to the reorganization within the meaning of section 368(b) of the Code; and

          (iii) no gain or loss for Federal income tax purposes will be recognized by a shareholder of the Company as a result of the Merger with respect to shares of Company Common Stock converted into shares of Parent Common Stock (except to the extent of cash received in lieu of fractional shares of Parent Common Stock).

     We express no opinion as to the tax treatment of the Merger under the provisions of any other sections of the Code which also may be applicable thereto or to the tax treatment of any conditions existing at the time of, or effects resulting from, the transactions which are not specifically addressed in the foregoing opinion.

     We hereby consent to the use of our name in the Proxy Statement to be prepared in connection with the Merger and to the filing of this letter with the Securities and Exchange Commission as an exhibit thereto.

                                            Very truly yours,

                                            /s/  VINSON & ELKINS L.L.P.

                                            VINSON & ELKINS L.L.P.